Exhibit 99.1

For more information contact:

Stephen S. Romaine, President & CEO

or Francis M. Fetsko, CFO

Tompkins Financial Corporation  607. 273.3210

Robert D. Davis, President & CEO

or Edward C. Barrett, CFO

VIST Financial Corp.  610.603.7251

For Immediate Release

Date: July 19, 2012

Merger of Tompkins Financial Corporation and VIST Financial Corp. Receives Shareholder and Regulatory Approval

Ithaca, NY and Wyomissing, PA: Tompkins Financial Corporation (“Tompkins”) (NYSE MKT: TMP) and VIST Financial Corp. (NASDAQ: VIST) today announced the receipt of shareholder approvals in connection with the merger in which Tompkins will acquire VIST Financial Corp. The shareholders of VIST Financial Corp. approved the merger at a special meeting of shareholders held on Tuesday, July 17, 2012, and Tompkins shareholders approved the issuance of shares of Tompkins common stock in the merger at its Annual Meeting of Shareholders held on July 18, 2012.  The merger has been approved by all of the appropriate regulatory authorities and agencies and is expected to close on Wednesday, August 1, 2012. Under the terms of the merger agreement, shareholders of VIST Financial Corp. will receive 0.3127 shares of Tompkins common stock for each share of VIST common stock.

The combined companies will have assets of approximately $5 billion, deposits of $3.8 billion, and loans of $2.9 billion, with 67 banking offices.  Excluding one-time merger expenses, Tompkins Financial expects the transaction to be accretive to earnings per share in the first year and into the future.

“As we’ve worked with the team at VIST over the past six months, the strong synergies between the two organizations have become increasingly clear.   VIST brings a seasoned leadership team, a shared sense of values and is culturally aligned with Tompkins Financial.  We look forward to bringing the combined resources of the two companies to serve clients in the attractive Southeast Pennsylvania marketplace,” said Stephen S. Romaine, President and CEO of Tompkins Financial.

Upon closing, VIST Bank will operate as a community bank subsidiary with local leadership. This is consistent with Tompkins’ current business model, which has been successfully implemented in the Hudson Valley region of New York, a market that is virtually the same distance from Tompkins’ headquarters as the Southeast Pennsylvania market served by VIST.  This model will enable VIST Bank to continue its rich tradition of serving its communities since 1909 as an independent community bank.  Bob Davis will continue as President and CEO of VIST Bank.

“We’re excited to be joining the Tompkins family of community banks.  The merger will enable VIST to better serve customers by bringing together the capabilities of both institutions. Customers will soon see expanded offerings in areas from lending to wealth management to insurance.  Shareholders will have the opportunity to invest in a firm that has been recognized as among the nation’s strongest and best-performing financial companies by industry analysts like Keefe, Bruyette & Woods and Sandler O’Neill & Partners,” stated Bob Davis, President and CEO of VIST Financial.

The merger better positions VIST to meet loan demand and serve larger customers.  Enhanced capabilities include specialized lending expertise in agriculture and other markets that VIST does not currently serve.  Tompkins Financial Advisors will provide a much broader wealth management and trust product suite that will be attractive in VIST markets.  Finally, the complementary strengths of VIST Insurance and Tompkins Insurance will be particularly powerful in providing new opportunities in all markets under the Tompkins Insurance brand.  These different lines of business all contribute to providing a balanced, diversified revenue stream for Tompkins Financial.

The merger with VIST is consistent with Tompkins’ long-term growth strategy and provides the opportunity to expand into one of the most attractive markets in the mid-Atlantic region with established locations and experienced staff.  VIST Bank customers will see little change throughout the transition as VIST Bank will continue to operate and make decisions locally, while their existing employees continue to provide exemplary service in the branches.

About Tompkins Financial Corporation

Tompkins Financial Corporation is a financial services company with $3.4 billion in assets serving the Central, Western, and Hudson Valley regions of New York State.  Headquartered in Ithaca, NY, Tompkins Financial is parent to Tompkins Trust Company, The Bank of Castile, Mahopac National Bank, Tompkins Insurance Agencies, Inc., and Tompkins Financial Advisors.  Each Tompkins Financial subsidiary operates with a community focus and local decision-making, meeting the unique needs of the customers and communities it serves.   Founded in 1836, Tompkins has a strong record of creating long-term value for shareholders, clients and communities.   For more information on Tompkins Financial, visit www.tompkinsfinancial.com.

About VIST Financial Corp

Headquartered in Wyomissing, PA, VIST Financial Corp is a financial services company with $1.4 billion in assets, $1.2 billion in deposits and $960 million in loans.  It is parent to VIST Bank, VIST Insurance, and VIST Capital Management.  VIST Bank operates as a community bank with 21 branch offices in southeastern Pennsylvania, serving Berks, Montgomery, Philadelphia, Chester, Delaware and Schuylkill Counties.  For more information on VIST Financial Corp, visit www.vistfc.com.